                                                                       EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS*
                          VANGUARD EXPLORER FUND, INC.

1. Average Annual Total Return
                 n
        P (1 + T)  = ERV

     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period


    EXAMPLE:
      One Year
           P =   $1,000
           T =   17.46%
           N =   1
         ERV =   $1,174.62
     Five Year
           P =   $1,000
           T =   22.79%
           N =   5
         ERV =   $2,790.92
      Ten Year
           P =   $1,000
           T =   10.75%
           N =   10
         ERV =   $2,775.70


2. YIELD

                                      6
                  Yield = 2[(a - b +1) -1]

                            ------
                             c x d

        Where: a = dividends and interest paid during the period b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period

    Example     a = $1,322,985.49
                b = $734,690.88
                c = 28,783,004.484
                d = $50.87
             Yield = 0.48%



    *Figures presented are as of the year ended October 31, 1995.